Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is effective as of April 12, 2021 (the “Effective Date”), between Aytu BioPharma, Inc., a Delaware corporation headquartered at 373 Inverness Parkway, Suite 206, Englewood, CO 80112 USA (hereinafter referred to as the “Company”), and Nathaniel Massari (“Executive”).

RECITALS

WHEREAS, the Company is a duly organized Delaware corporation, with its principal place of business within the State of Colorado, and is in the business of developing and marketing pharmaceuticals, medical devices, and other healthcare products; and

WHEREAS, the Company desires Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement; and

WHEREAS, this Agreement shall replace and supersede in its entirety any prior employment agreements or understandings between Executive and the Company and/or Executive and Rumpus VEDS LLC, a Delaware limited liability company, Rumpus Therapeutics LLC, a Delaware limited liability company, and/or Rumpus Vascular LLC, a Delaware limited liability company (the “Rumpus Entities”) (the above-referenced agreements hereinafter referred to as “Prior Agreements”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Employment. The Company hereby employs Executive, and Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on the date described in Section 4(a) (the “Employment Period”). Notwithstanding anything herein to the contrary, if the proposed transaction between the Company and the Rumpus Entities referenced in the February 22, 2021 Exclusivity Agreement (the “Proposed Transaction”) is terminated prior to the occurrence of the transaction Closing (as such term is defined in the Proposed Transaction) thereunder, then this Agreement automatically shall terminate and be of no further force or effect.

2.   Position and Duties.

(a)    During the Employment Period, Executive shall serve as Executive Vice President of Rare Disease Operations, and in connection therewith, Executive shall render such administrative, financial and other executive and managerial services to the Company and have the responsibilities and authority which are consistent with Executive’s position, subject to the power and authority of the Company’s Chief Executive Officer and/or Board of Directors of the Company (the “Board”) to expand or limit such duties, responsibilities, functions and authority.

(b)    Executive shall report to the Chief Executive Officer (or such other person as shall be designated by the Board). Executive shall perform Executive’s duties and responsibilities to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner. Executive shall devote Executive’s full business time, energies and attention (except for permitted vacation periods and periods of illness or other temporary incapacity) to the business and affairs of the Company. So long as Executive is employed by the Company, Executive shall not without the prior written consent of the Board, accept other employment or perform other services for compensation or that interfere with Executive’s employment with the Company; provided, however, that Executive may serve as an officer or director of or otherwise participate in purely educational, welfare, social, religious and civic organizations so long as such activities are not in competition with the Company or do not interfere with Executive’s ability to carry out Executive’s duties under this Agreement.

(c)    Executive shall comply with all lawful rules, policies, procedures, regulations and administrative directions now or hereafter reasonably established by the Board for employees of the Company.

3.	Salary and Benefits.

(a)    Salary. During the Employment Period, the Company shall pay Executive a base salary at the annual rate of three hundred sixty thousand dollars and zero cents ($360,000.00), payable in regular installments in accordance with the Company’s usual payment practices subject to required withholdings and taxes (the “Salary”). Executive may receive increases in Executive’s Salary to the extent such an increase is approved in the sole discretion of the Board and any such increased Salary will be considered the “Salary” for purposes of Executive’s bonus target under Section 3(b).

(b)    Bonus. With respect to each fiscal year during the Employment Period, Executive is eligible to receive an annual bonus of up to 40% of Executive’s Salary, as determined by the Board and in the Board’s sole discretion.

(c)    Benefits. During the Employment Period, Executive shall be entitled to five weeks of paid vacation annually, paid holidays, and to participate in all employee benefit plans of the Company, including without limitation all health insurance plans, retirement plans (including 401(k)), life insurance plans and other perquisite plans and programs (collectively, the “Benefit Plans”) for which employees of Executive’s rank in the Company are generally eligible, in each case consistent with the Company’s then-current practice as approved by the Board from time to time. The foregoing shall not be construed to require the Company to establish such Benefit Plans or to prevent the modification or termination of such Benefit Plans once established, and no such action or failure thereof shall affect this Agreement. Executive recognizes that the Company and its affiliates have the right, in their sole discretion, to amend, modify or terminate any Benefit Plans.

(d)    Restricted Stock Grant. On the date of Closing, the Company shall grant to Executive a restricted stock grant of five hundred thousand dollars ($500,000.00) worth of Company common stock, which will vest over a three (3) year period of employment with the Company in equal yearly tranches. The restricted stock grant shall be governed by the terms of the Company’s standard Restricted Stock Agreement, a copy of which is attached as Exhibit A to this Agreement.

(e)    Waiver of Rights in Prior Agreements. In consideration of the covenants contained herein, including the terms set forth in this Section 3, the receipt and sufficiency of which is hereby acknowledged, Executive waives any and all rights to wages, commissions, bonuses and / or benefits earned or accrued that otherwise might be due under any Prior Agreements including, but not limited to, accrued vacation time set forth in Executive’s prior employment agreement with Company.

(f)    Business Expenses. During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties under this Agreement; provided such expenses are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. As a condition to being issued such reimbursements, Executive shall submit to the Company on a timely basis business expense reports, including substantiation in accordance with the Company’s policy as in effect from time to time. For purposes of compliance with Code Section 409A (as defined in Section 23): (i) all expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any such right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year in accordance with the terms and conditions of the Company’s 2015 Stock Option and Incentive Plan and accompanying applicable award agreements.

4.	Employment Period.

(a)    The Employment Period shall begin on the Effective Date and shall continue for two years or until Executive’s employment hereunder is terminated in accordance with this Section. After the initial Employment Period, Executive’s employment shall thereafter renew only upon mutual agreement between Company and Executive.

(b)    The Employment Period and Executive’s employment hereunder (i) shall terminate upon Executive’s death or permanent disability or incapacity, (ii) may be terminated by the Company at any time with or without Cause (as defined in Section 4(f)), and (iii) may be terminated by Executive at any time with or without Good Reason.

(c)    If Executive’s employment hereunder is terminated by the Company for Cause or by the Executive without Good Reason during the Employment Period, then Executive shall be entitled to receive only Executive’s accrued, unpaid Salary, and paid time off, if any, that has accrued in accordance with Company policy through the effective date of Executive’s termination of employment (the “Termination Date”), and any reimbursements owed for business expenses validly incurred on or prior to the Termination Date and reimbursable in accordance with Section 3(f) and any accrued but unpaid benefits due and owing to Executive under the Benefit Plans (collectively, the “Accrued Obligations”).

(d)    If Executive’s employment hereunder is terminated without Cause by the Company or for Good Reason (as defined below) by the Executive during the Employment Period, then Executive shall be entitled to receive the Accrued Obligations. In addition, if Executive (1) timely signs and does not revoke a general release of claims against the Company and its affiliates on a form to be provided by the Company, containing terms similar to past practice of the Company for comparable circumstances, and (2) complies with the terms of this agreement, including the obligations set forth in Section 5 and Section 6, Executive shall also be entitled to receive the following:

(i)    Severance Payment. A severance payment in an amount equal to twelve (12) months of Executive’s Salary, payable in twelve equal installments over the twelve months following the Termination Date, subject to applicable federal and state withholdings.

(ii)    Continued COBRA Coverage. Continued participation (via state or federal insurance continuation laws such as COBRA, to the extent available and provided Executive timely elects such coverage) in the health and welfare plans provided by the Company to Executive at the time of termination for a period of twelve (12) months from the date of termination or, if earlier, until he is eligible for comparable coverage with a subsequent employer. The Company agrees to reimburse the Executive for the same employer portion of the continuation premium as the Company had paid immediately prior to the termination. Executive shall give the Company prompt notice of his eligibility for comparable coverage.

(e)    If Executive’s employment hereunder is terminated as a result of Executive’s death, permanent disability or incapacity during the Employment Period, Executive or Executive’s representatives or beneficiaries shall be entitled to receive only the Accrued Obligations.

(f)    For purposes of the Agreement, “Cause” shall mean a determination by the Company that the Executive’s employment with the Company or a Related Entity should be terminated as a result of (i) any material breach by the Executive of any agreement between the Executive and the Company; (ii) the conviction of or plea of nolo contendere by the Executive to a felony or a crime involving moral turpitude; (iii) any material misconduct or willful and deliberate non-performance (other than by reason of disability) by the Executive of the Executive’s duties to the Company; (iv) the Executive’s fraud, embezzlement, or act(s) of dishonesty relating to the Company or any Related Entity, or (v) the Executive’s failure to follow the lawful instructions of the Company’s Chief Executive Officer. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s written consent: (i) there is a material reduction of the level of Executive’s compensation (excluding any bonuses) (except where there is a general reduction applicable to the management team generally, provided, however, that in no case may the Base Salary be reduced below the amount stated in Section 3(a), (ii) there is a material reduction in Executive’s overall responsibilities or authority, or scope of duties (it being understood that the occurrence of a Change in Control shall not, by itself, necessarily constitute a reduction in Executive’s responsibilities or authority); or (iii) there is a material change in the principal geographic location at which Executive must perform his services (it being understood that the relocation of Executive to a facility or a location within forty (40) miles of City Hall, Philadelphia, Pennsylvania shall not be deemed material for purposes of this Agreement). No event shall be deemed to be “Good Reason” if the Company has cured the event (if susceptible to cure) within 30 days of receipt of written notice from Executive specifying the event or events which, absent cure, would constitute “Good Reason.”

(g)    For purposes of this Agreement, Executive’s permanent disability or incapacity shall be determined in accordance with the Company’s long-term disability insurance policy, if such a policy is then in effect, or, if no such policy is then in effect, then such permanent disability or incapacity shall be deemed to have occurred when (i) the Executive’s incapacity due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, that results in the Executive being substantially unable to perform the essential functions of his position for six consecutive months (or for six months out of any nine month period); or (ii) a qualified independent physician mutually acceptable to the Company and the Executive determines that the Executive is incapacitated due to a physical or mental condition and, if reasonable accommodation is required by law, after any reasonable accommodation, so as to be unable to perform the essential functions of his position and such condition is expected to be of a permanent or near permanent duration.

(h)    Change in Control Payments. The provisions of this paragraph (h) set forth the terms of an agreement reached between Executive and the Company regarding Executive’s rights and obligations upon the occurrence of a “Change in Control” (as hereinafter defined) of the Company during the Term. These provisions are intended to assure and encourage in advance Executive’s continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such Change in Control. The following provisions shall apply in the event of a Change in Control, in addition to any payment or benefit that may be required pursuant to Section (d).

(i)    Equity. Upon the occurrence of a Change in Control, all stock options, restricted stock and other stock-based granted to Executive by the Company or that may be granted in the future shall, irrespective of any provisions of his award agreements, immediately and irrevocably vest and become exercisable and any restrictions thereon shall lapse. All stock options shall remain exercisable from the date of the Change in Control until the expiration of the term of such stock options.

(ii) Change of Control. For purposes of Section 4(h), “Change in Control,” also called a “Sale Event” in the Restricted Stock Agreement, shall mean any of the following: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; or (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction; or (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert; or any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of a the acquisition of securities directly from the Company.

5.	Confidentiality, Non-competition, Non-solicitation Obligations.

(a)	Confidentiality.

(i)    Executive will not at any time (whether during or after Executive’s employment with the Company) (i) retain or use for the benefit, purposes or account of Executive or any other person; or (ii) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board; provided, that Executive may disclose such information to Executive’s legal and/or financial advisor for the limited purpose of enforcing Executive’s rights under this Agreement so long as Executive requires that such legal and/or financial advisors not disclose such information and Executive shall be liable for any disclosure by such legal and/or financial advisors.

(ii)  Confidential Information shall not include any information that is: (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by applicable law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)    Executive acknowledges, agrees, and understands that (1) nothing in this Agreement prohibits Executive from reporting to any governmental authority or attorney information concerning suspected violations of law or regulation, provided that Executive does so consistent with 18 U.S.C. 1833, and (2) Executive may disclose trade secret information to a government official or to an attorney and use it in certain court proceedings without fear of prosecution or liability, provided that Executive does so consistent with 18 U.S.C. 1833.

(iv)    Except as required by applicable law, Executive will not disclose to anyone, other than Executive’s spouse, legal or financial advisors or members of the Company’s senior management, the existence or contents of this Agreement.

(v)    Upon termination of Executive’s employment with the Company for any reason, Executive shall: (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (ii) immediately return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information or are not related to the Company’s business; and (iii) notify and fully cooperate with the Company regarding the delivery of any other Confidential Information of which Executive is or becomes aware.

(b)	Non-competition, Non-solicitation Obligations.

(i)    In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his/her employment with the Company (including its predecessors), Executive has and shall become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and affiliates and that his/her services have been and shall be of special, unique and extraordinary value to the Company and affiliates, and, therefore, Executive agrees that, during the Employment Period and for twelve (12) months thereafter (the “Non-compete Period”), Executive shall not directly or indirectly, either for him/herself or for any other person, partnership, corporation, company or other entity, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which is engaged in any of the same lines of business as the Company, including, for the avoidance of doubt, the business of developing or commercializing a therapeutic targeting the treatment of or treating Vascular Ehler- Danlos Syndrome (the “VEDs Business”), or any other line of business engaged in by the Company at the time of the cessation of the Employment Period (collectively, the “Business”) in any state in which the Company conducts such Business at the time of the cessation of the Employment Period (any of the foregoing, a “Competitive Activity”). For purposes of this Agreement, “participate” includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided, that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 5% of the stock of a publicly- held corporation whose stock is traded on a national securities exchange and which is not primarily engaged in a Competitive Activity. Executive agrees that the aforementioned covenant is reasonable with respect to its duration, geographical area and scope. In particular, Executive acknowledges and agrees that the geographic scope of this restriction is necessary to protect the goodwill and Confidential Information of the Company.

(ii)    During the Non-compete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; (ii) hire any person who was an employee of the Company at any time during the twelve (12) months preceding such hiring; (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications about the Company); (iv) service, engage in business with or provide products or services to any customer of the Company with respect to any product or service provided or rendered by the Company or which the Company is in the process of developing, as of the expiration date or earlier termination of the Employment Period; or (v) directly or indirectly acquire or attempt to acquire any business which the Company has identified as a potential acquisition target (an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person or entity other than the Company. For purposes of this paragraph 8(b), the term “employee” shall include consultants and independent contractors of the Company.

(iii)    The covenants made in this section shall be construed as agreements independent of any other provision(s) of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision(s) of this Agreement.

(iv)    Executive agrees that the Non-compete Period may be extended with respect to Executive by a period equal to the length of any violation of this section. If, at the time of enforcement of this section, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the court may reduce such restrictions to the maximum period, scope or geographical area reasonable under such circumstances.

(v)    During the Non-compete Period, at least five (5) business days prior to Executive becoming an independent contractor, service provider, consultant, owner or employee of any person or entity other than the Company, Executive shall provide in writing to the Company the name, address, telephone and fax numbers and appropriate contact regarding such relationship for the purpose of allowing the Company to contact such person or entity to inform him, her or it of Executive’s obligations and restrictions under this section 5.

(vi)    In the event of the breach or a threatened breach by Executive of any of the provisions of this section, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

(vii)    Notwithstanding anything to the contrary herein, the restrictions set forth in this Section 5(b) shall terminate and be of no further force or effect with respect to the VEDs Business in the event Rumpus VEDS LLC, a Delaware limited liability company (“Rumpus VEDS”), acquires the VEDs Business from the Company under a process or pursuant to rights contained in the Asset Purchase Agreement, dated on or about the date of this Agreement, by and among Aytu BioPharma, Inc., Rumpus VEDS, Rumpus Therapeutics LLC, Rumpus Vascular LLC, Executive and Christopher Brooke.

6.	Intellectual Property.

(a)    Executive has created, invented, designed, developed, contributed to or improved the works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are described on Exhibit B (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sub-licensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(b)    If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose the same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(c)    Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(d)    Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e)    Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version that has been communicated to Executive.

7.    Return of Company Property. At the termination of the Employment Period and at any other time upon the request of the Company, Executive shall deliver to the Company any and all of the Company’s documents, plans, records, computer tapes, software, drawings, notes, memoranda, specifications, devices (including, without limitation, any cellular phone or computer), and formulas relating to the Company’s business, together with all copies thereof, which is in the possession of Executive.

8.    Enforcement. If, at the time of enforcement of, Section 5 or Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. It is specifically understood and agreed that any breach of the provisions of, Section 5 or Section 6 are likely to result in irreparable injury to the Company and the parties hereto agree that money damages would be an inadequate remedy for any breach of Section 5 or Section 6. Therefore, in the event of a breach or threatened breach of Section 5 or Section 6, the Company or its successors or assigns shall, in addition to other rights and remedies existing in their favor, be entitled to specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of Section 5 or Section 6.

9.	Representations and Warranties.

(a)    Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, non-solicitation agreement, assignment of inventions or confidentiality agreement with any other person or entity, (iii) Executive is not subject to any noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of Executive to carry out fully all activities of Executive in furtherance of the business of the Company, (iv) Executive is not in violation of a confidentiality, non-solicitation or non-competition agreement or any other agreement relating to the relationship of Executive with any third party, because of the nature of the business conducted by the Company, and (v) upon execution and delivery of this Agreement, this Agreement shall be the valid and binding obligation of Executive, enforceable against Executive in accordance with its terms, and shall replace and supersede in its entirety any Prior Agreement.

(b)    The Company hereby represents and warrants to Executive that (i) the execution, delivery and performance of this Agreement by the Company does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which the Company is bound and (ii) upon execution and delivery, this Agreement shall be the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

10.    Indemnification. With respect to all actions taken by Executive during the Employment Period, the Company agrees to indemnify and defend Executive to the fullest extent permitted by applicable law in accordance with the Company’s bylaws on the same basis as other officers of the Company in connection with any actions, suits or proceedings to which Executive is, or is threatened to be made, a party solely by reason of the fact that Executive is or was an officer of the Company.

11.    Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company and their respective heirs, successors and permitted assigns. Neither party may assign any of its rights or assign or delegate any of its obligations hereunder without the prior written consent of the other party hereto; provided, however, that the Company shall be permitted to assign this Agreement to any successor to all or substantially all of its assets that agrees in writing to assume all of the Company's obligations hereunder.

12.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from such courier, (c) on the date sent by facsimile or e-mail transmission (with acknowledgement of complete transmission), or (d) on the fifth day after the date mailed, by ce1tified or registered mail, return receipt requested, postage prepaid. Notices, demands or communications to any pa1ty hereto will, unless another address is specified in writing pursuant to this Section 12, be sent to the addresses indicated below.

If to Executive:	If to the Company:

Aytu Bi0Pha1ma, Inc.
Attn: Joshua Disbrow
373 Inverness Parkway, Suite 206
Englewood, CO USA 80112

13.    Severability. Whenever possible, each provision of this Agreement will be inte1preted in such manner as to be valid under applicable law; but, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicablelaw or rnle in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but except as othe1w ise set fo1th in this Agreement, this Agreement will be refonned, constrned and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.    Complete Agreement. This Agreement embodies the complete agreement and understanding between the paities with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including without limitation, any Prior Agreement.

15.    Amendment or Modification, Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by Executive and by a duly authorized officer of the Company. No waiver by any pai·ty to this Agreement or any breach by another pa1ty of any condition or provision of this Agreement to be perfo1m ed by such other pa1ty shall be deemed a waiver of a similar or dissimilar condition or provision at the saine time, any prior time or any subsequent time

16.    Signatures; Counterparts. This Agreement may be executed in one or more counte1paits, each of which will be deemed an original but all of which together will constitute one and the saine instrum ent. For pmposes hereof, a facsimile signature, portable document fo1mat (.pdf) signature or signature sent by electi·onic u-ansmission will be considered an original signature.

17.    Applicable Law and Venue. The validity, interpretation and enforcement of this Agreement and any amendments or modifications hereto shall be governed by the laws of the State of Colorado. The parties consent to the jurisdiction to the state and federal courts of Colorado.

18.    Legal Fees. The Company and Executive shall each pay their own expenses incurred in connection with negotiating this Agreement.

19.    Tax Withholdings. The Company shall deduct or withhold from any amounts owing from the Company to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes imposed with respect to Executive’s compensation or other payments from the Company or Executive’s ownership interest in the Company, if any (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

20.    Headings; No Strict Construction. The headings of the paragraphs and sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

21.    Executive’s Cooperation. During the Employment Period and thereafter, Executive shall, subject to the Company reimbursing Executive for out-of-pocket expenses, cooperate with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments).

22.    Corporate Opportunity. During the Employment Period, Executive shall submit to the Board all pharmaceuticals, medical device or diagnostics, or a similar healthcare-related business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the Company at any time during the Employment Period (“Corporate Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

23.    Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding anything herein to the contrary, a termination of employment shall be deemed to have occurred at the time such termination constitutes a “separation from service” within the meaning of Code Section 409A for purposes of any provision of this Agreement providing for the payment of any amounts or benefits in connection with a termination of employment and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service.” Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

24.    Read and Understood. Executive has read this Agreement carefully and understands each of its terms and conditions. Executive has sought independent legal counsel of Executive’s choice to the extent Executive deemed such advice necessary in connection with the review and execution of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

AYTU BIOPHARMA, INC.

By:
Name:	Joshua Disbrow
Its:	Chief Executive Officer

EXECUTIVE

Nathaniel Massari
Nathaniel Massari

Exhibit A

Restricted Stock Agreement

Exhibit B

List of Prior Works

Overview of programs previously evaluated per Rumpus Tx vEDS Operationalize and Program Eval Confidential Deck Aytu - 2021_02_25 slide deck in Data Room Folder “14 – Feb 25th Meeting Deck”

Myeloid-Derived Suppressor Cells for Necrotizing Enterocolitis per Wistar Rumpus Option Nov 2018 FE copy in Data Room Folder “13 – Other Universities”

Myeloid-Derived Suppressor Cells for Necrotizing Enterocolitis per Wistar Rumpus Option Extension Nov 2019 FE copy in Data Room Folder “13 – Other Universities”

Novel Beta Lactams as Modulators of Glutamate Uptake for Cerebral Palsy per Temple Rumpus Exclusive Startup Option Agreement Apr 2019 FE copy in Data Room Folder “13 – Other Universities”

Novel Beta Lactams as Modulators of Glutamate Uptake for Cerebral Palsy per Temple Rumpus Amendment to License Option Sept 2019 FE copy in Data Room Folder “13 – Other Universities”

Pulmonary Macrophage Transplantation for Hereditary Pulmonary Alveolar Proteinosis per Cincy Childrens Rumpus CDA190209 Mar 2019 FE copy in Data Room Folder “13 – Other Universities”

Alveolar-Like Macrophages for Bronchopulmonary Dysplasia per Toronto Sick Kids Rumpus Mutual CDA Mar 2019 FE copy in Data Room Folder “13 – Other Universities”

MEK Inhibition for Arteriovenous Malformations per Boston Childrens Rumpus AVM CDA Greene Final Feb 2019 copy in Data Room Folder “13 – Other Universities”

Trans-amniotic Stem Cell Therapy for Gastroschisis per Boston Childrens Rumpus TRASCET CDA Sauza Final May 2019 copy in Data Room Folder “13 – Other Universities”

Potential Treatment of Mitochondrial Diseases per Childrens Hosp of Phila Rumpus Mitochondria CDA Falk Final May 2018 copy in Data Room Folder “13 – Other Universities”